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                                 EXHIBIT 10.7.3
                   Form of Addendum to Stock Option Agreement
          (Involuntary Termination Following a Corporate Transaction)

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                                   ADDENDUM
                                      TO
                            STOCK OPTION AGREEMENT


     The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated 2- (the "Option Agreement") by and between Western Staff Services, Inc. (the "Corporation") and 1- ("Optionee") evidencing the stock option (the "Option") granted on such date to Optionee under the terms of the Corporation's 1996 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING
                             CORPORATE TRANSACTION

     1. To the extent the Option is, in connection with a Corporate Transaction, to be assumed or replaced with a comparable option in accordance with Paragraph 6 of the Option Agreement, the Option shall not accelerate upon the occurrence of that Corporate Transaction, and the Option shall accordingly continue, over Optionee's period of Service after the Corporate Transaction, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within twelve (12) months following such Corporate Transaction, the Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares. The Option shall remain so exercisable until the EARLIER of (i) the Expiration Date or (ii) the expiration of the one
(1)-year period measured from the date of the Involuntary Termination.

     2. For purposes of this Addendum, an INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service by reason of:

         (i) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

         (ii) Optionee's voluntary resignation following (A) a change in Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and participation in any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or

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     (C) a relocation of Optionee's place of employment by more than fifty (50)
     miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

           3. The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee's Service within twelve (12) months after the Corporate Transaction and shall supersede any provisions to the contrary in Paragraph 5 of the Option Agreement.

           IN WITNESS WHEREOF, Western Staff Services, Inc. has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.

                                            WESTERN STAFF SERVICES, INC.

                                            By: _____________________________

                                            Title: __________________________


                                            _________________________________
                                            1-, OPTIONEE


EFFECTIVE DATE: ______________, 199__

                                      2.